                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.    )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Minnesota Power, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                             MINNESOTA POWER, INC.


                           Notice and Proxy Statement







                         ANNUAL MEETING OF SHAREHOLDERS
                              TUESDAY, MAY 11, 1999
                                DULUTH, MINNESOTA

[LOGO OF MINNESOTA POWER]

                                        March 22, 1999


Dear Shareholder:

     You are cordially invited to attend Minnesota Power's 1999 Annual Meeting of Shareholders on Tuesday, May 11, 1999 at 10:00 a.m. in the auditorium at the Duluth Entertainment Convention Center (DECC). The DECC is located on the waterfront at 350 Harbor Drive in Duluth. Free parking is available in the adjoining lot. On behalf of the Board of Directors, I encourage you to attend.

     Minnesota Power's 1998 performance reflects the successful implementation of our strategy, "The Drive Toward 2000," crafted in 1995. We generated, for the first time, over a billion dollars in operating revenue in 1998, a significant milestone. Our operating free cash flow grew to $123 million, exceeding our expectations. Importantly, our earnings continued to grow, with 1998 net income 14 percent over 1997, and earnings per share up by 9 percent. As a result of this strong performance, in January 1999 we announced a 5 percent increase in our dividend and a two-for-one stock split.

     At the Annual Meeting, 11 nominees will stand for election to the Board. Also, shareholders will vote on resolutions to appoint PricewaterhouseCoopers LLP as the Company's independent accountants, and to approve amendments to the Company's Executive Long-Term Incentive Compensation Plan, including the reservation of additional shares of Common Stock to be issued under the plan. Reservation of additional shares will permit granting stock-based incentives to more management employees, thereby further aligning management's interests with those of the shareholders. I believe this long-term plan has sharply focused management's attention on enhancing shareholder value. In the three years since 1996 when the long-term plan became effective, the value of your Common Stock has increased 86.9 percent (23.1 percent on an annualized basis), assuming reinvestment of dividends. The Board of Directors recommends approval of these resolutions.

     After our Annual Meeting, we invite you to visit with our directors, officers and employees over a box lunch in the Lake Superior Ballroom located within the DECC. If you plan to attend, please return the enclosed reservation card.

     It is important that your shares be represented at the Annual Meeting. Please sign, date and promptly return the enclosed proxy card in the envelope provided, or, if applicable, follow the easy instructions for phone or Internet voting.

     Thank you for your investment in Minnesota Power.


                                        Sincerely,


                                        Edwin L. Russell

                                        Edwin L. Russell
                                        Chairman, President and
                                        Chief Executive Officer

                              MINNESOTA POWER, INC.
--------------------------------------------------------------------------------
             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - MAY 11, 1999
--------------------------------------------------------------------------------


         The Annual Meeting of Shareholders of Minnesota Power, Inc. will be held in the auditorium at the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, on Tuesday, May 11, 1999 at 10:00 a.m. for the following purposes:

         1. To elect a Board of 11 directors to serve for the ensuing year;

         2. To approve the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999;

         3. To approve amendments to the Company's Executive Long-Term Incentive Compensation Plan and the reservation of additional shares of Common Stock of the Company to be issued thereunder; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Shareholders of record on the books of the Company at the close of business on March 12, 1999 are entitled to notice of and to vote at the Annual Meeting.

         All shareholders are cordially invited and encouraged to attend the meeting in person. The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.

         Your early response will facilitate an efficient tally of your votes. If voting by mail, please sign, date and return the enclosed proxy card in the envelope provided. Alternatively, follow the enclosed instructions to vote by phone or the Internet.

By order of the Board of Directors,


Philip R. Halverson

Philip R. Halverson
Vice President, General Counsel
and Secretary

Dated at Duluth, Minnesota
March 22, 1999



         If you have not received the Minnesota Power 1998 Annual Report, which includes financial statements, kindly notify Minnesota Power Shareholder Services, 30 West Superior Street, Duluth, MN 55802-2093, telephone number 1-800-535-3056 or 1-218-723-3974, and a copy will be sent to you.

                              MINNESOTA POWER, INC.
                             30 West Superior Street
                             Duluth, Minnesota 55802
--------------------------------------------------------------------------------
                                 PROXY STATEMENT
--------------------------------------------------------------------------------


Solicitation

         The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Minnesota Power, Inc. (Minnesota Power or Company) for use at the Annual Meeting of Shareholders to be held on May 11, 1999 and any adjournments thereof. The purpose of the meeting is to elect a Board of 11 directors to serve for the ensuing year, to approve the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999, to approve amendments to the Company's Executive Long-Term Incentive Compensation Plan and the reservation of additional shares of Common Stock of the Company to be issued thereunder, and to transact such other business as may properly come before the meeting. All properly submitted proxies received at or before the meeting, and entitled to vote, will be voted at the meeting.

         This Proxy Statement and the enclosed proxy card were first mailed on or about March 22, 1999. Each proxy delivered pursuant to this solicitation is revocable any time before it is voted, by written notice delivered to the Secretary of the Company.

         The Company expects to solicit proxies primarily by mail. Proxies also may be solicited in person and by telephone at a nominal cost by regular or retired employees of the Company. The expenses of such solicitation are the ordinary ones in connection with preparing, assembling and mailing the material, and also include charges and expenses of brokerage houses and other custodians, nominees, or other fiduciaries for communicating with shareholders. Additional solicitation of proxies will be made by mail, telephone and in person by Corporate Investor Communications, Inc., a firm specializing in the solicitation of proxies, at a cost to the Company of approximately $6,000 plus expenses. The total amount of such costs will be borne by the Company.

Outstanding Shares and Voting Procedures

         The outstanding shares of capital stock of the Company as of March 12, 1999 were as follows:

Preferred Stock 5% Series ($100 par value)........................113,358 shares
Serial Preferred Stock A $7.125 Series (without par value)........100,000 shares
Serial Preferred Stock A $6.70 Series (without par value).........100,000 shares
Common Stock (without par value) ..............................72,729,285 shares

         Each share of the Common Stock and preferred stocks of record on the books of the Company at the close of business on March 12, 1999 is entitled to notice of the Annual Meeting and to one vote.

         The affirmative vote of a majority of the shares of stock entitled to vote at the Annual Meeting is required for election of each director and the affirmative vote of a majority of the shares of stock present and entitled to vote is required for approval of the other items described in this Proxy Statement to be acted upon by shareholders. An automated system administered by Norwest Bank Minnesota, N.A. tabulates the votes. Abstentions are included in determining the number of shares present and voting and are treated as votes against the particular proposal. Broker non-votes are not counted for or against any proposal.

         Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies will be voted "FOR" the election of all nominees for director named herein, "FOR" approval of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999, and "FOR" approval of amendments to the Company's Executive Long-Term Incentive Compensation Plan and the reservation of additional shares of Common Stock of the Company to be issued thereunder. If any other business is transacted at the meeting, all shares represented by valid proxies will be voted in accordance with the best judgment of the appointed Proxies.

Security Ownership of Certain Beneficial Owners and Management

         The following table lists the only persons known to the Company who owned beneficially as of March 12, 1999 more than 5 percent of any class of the Company's voting securities. Unless otherwise indicated, the beneficial owners shown have sole voting and investment power over the shares listed.


                                                                                   Number of Shares          Percentage
Title of Class               Name and Address of Beneficial Owner                 Beneficially Owned        of the Class
--------------               ------------------------------------                 ------------------        ------------
Serial Preferred             ISACO                                                     150,000                  75.0%
Stock A                      c/o IDS Trust
                             P.O. Box 1450
                             Minneapolis, MN 55485
----------------------------------------------------------------------------------------------------------------------------
Serial Preferred             HARE & Co.                                                 30,000                  15.0%
Stock A                      c/o Bank of New York
                             P.O. Box 11203
                             New York, NY 10249
----------------------------------------------------------------------------------------------------------------------------
Serial Preferred             Auer & Co.                                                 10,000                   5.0%
Stock A                      c/o Bankers Trust Co.
                             P.O. Box 704
                             New York, NY 10015
----------------------------------------------------------------------------------------------------------------------------
Serial Preferred             Dispatch & Co.                                             10,000                   5.0%
Stock A                      c/o State Street Bank
                             P.O. Box 5756
                             Boston, MA 02206
----------------------------------------------------------------------------------------------------------------------------
Common Stock                 Mellon Bank, N.A.                                       8,311,142*                 11.4*
                             One Mellon Bank Center
                             Pittsburgh, PA 15258
----------------------------------------------------------------------------------------------------------------------------

*Mellon Bank holds 8,311,142  shares in its capacity as Trustee of the Minnesota
 Power and Affiliated  Companies Employee Stock Ownership Plan and Trust (ESOP).
 Generally, these shares will be voted in accordance with instructions received by Mellon Bank from participants in the ESOP.

         The following table presents the shares of Common Stock beneficially owned by directors, executive officers named in the Summary Compensation Table appearing subsequently in this Proxy Statement, and all directors and executive officers of the Company as a group, as of March 12, 1999. Numbers of Common Stock shares and options reflect the two-for-one stock split effective March 2, 1999. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

                                                     Options                                                         Options
                            Number of Shares       Exercisable                              Number of Shares       Exercisable
Name of                      Beneficially        within 60 days      Name of                  Beneficially        within 60 days
Beneficial Owner                Owned<F1>     after March 12, 1999   Beneficial Owner           Owned<F1>      after March 12, 1999
------------------------    ----------------  --------------------   ---------------------  ----------------   --------------------
Kathleen A. Brekken               3,795               1,208          Arend J. Sandbulte          68,216               3,022
Merrill K. Cragun                13,991               3,626          Nick Smith                   7,048               3,626
Dennis E. Evans                  26,982               3,626          Bruce W. Stender             8,532               3,626
Peter J. Johnson                 17,236               3,626          Donald C. Wegmiller         13,193               3,626
George L. Mayer                   9,773               3,142          John Cirello                15,243              20,820
Jack I. Rajala                    9,524               3,626          Robert D. Edwards           36,577              27,314
Edwin L. Russell                124,131              63,932          John E. Fuller               6,276              19,384
                                                                     James P. Hallett             7,757              24,172
All directors and
executive officers
as a group (25):                488,855             309,108
-----------------------

<F1> Includes (i) shares as to which voting and investment power is shared with the person's spouse: Mr. Cragun - 1,000, Mr. Cirello - 9,938, Mr. Johnson - 17,236, Mr. Russell - 116,300, Mr. Sandbulte - 6,170, Mr. Fuller - 1,809,
     and all directors and officers as a group - 166,815; (ii) shares owned by the person's spouse: Mr. Cragun - 1,298, Mr. Smith - 50, and all directors and officers as a group - 4,869; (iii) shares held beneficially for the person's children: Mr. Russell - 7,170; and (iv) restricted stock: Mr. Russell - 6,000, and Mr. Cirello - 1,000. Each director and executive officer owns only a fraction of 1 percent of any class of Company stock and all directors and executive officers as a group also owns less than 1 percent of any class of Company stock.

--------------------------------------------------------------------------------
                       ITEM NO. 1 - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

         It is intended that the shares represented by the proxy will be voted, unless authority is withheld, "FOR" the election of the 11 nominees for director named in the following section. Directors are elected to serve until the next annual election of directors and until a successor is elected and qualified or until a director's earlier resignation or removal. In the event that any nominee should become unavailable, which is not anticipated, the Board of Directors may provide by resolution for a lesser number of directors or designate substitute nominees, who would receive the votes represented by the enclosed proxy.

                                                                        Director
Nominees for Director                                                     Since
--------------------------------------------------------------------------------

PHOTO      KATHLEEN A. BREKKEN,  49,  Cannon  Falls,  MN. Member of the    1997
           Executive  Compensation   Committee.   President  and CEO of
           Midwest of Cannon Falls, Inc., a wholesale distributor of seasonal gift items, exclusive collectibles, and distinctive
           home  decor,   with  fifteen   showrooms  in  major  markets
           throughout the United States and Canada. Board of Regents of St. Olaf College in Minnesota.

--------------------------------------------------------------------------------

PHOTO      MERRILL K. CRAGUN, 66, Brainerd, MN. President of Cragun        1991
           Corp., a resort and conference center. Director of Northern Minnesota Public Television. Vice President of the Minnesota Safety Council.

--------------------------------------------------------------------------------

PHOTO      DENNIS E. EVANS, 60, Minneapolis, MN. Member of the             1986
           Executive Committee and the Executive Compensation
           Committee. President and CEO of the Hanrow Financial Group,
           Ltd., a merchant  banking firm.  Director of Angeion
           Corporation.

--------------------------------------------------------------------------------

PHOTO      PETER J. JOHNSON, 62, Tower, MN. Member of the Audit            1994
           Committee. Chairman and CEO of Hoover Construction Company, a highway and heavy construction contractor. Chairman of Michigan Limestone Operations, which produces limestone.
           Director of Queen City Federal Savings and of Queen City
           Bancorp, Inc.

--------------------------------------------------------------------------------

PHOTO      GEORGE  L.  MAYER,  54,  Essex,  CT.  Member  of  the  Audit    1996
           Committee.  Founder and President of Manhattan  Realty Group
           which  manages  various  real  estate   properties   located
           predominantly in northeastern United States. A consultant to the board of directors of Schwaab, Inc., one of the country's largest manufacturers of handheld rubber stamps and associated products.

--------------------------------------------------------------------------------

                                                                        Director
                                                                          Since
--------------------------------------------------------------------------------

PHOTO      JACK I. RAJALA, 59, Grand Rapids, MN. Member of the             1985
           Executive  Committee.  Chairman and CEO of Rajala
           Companies and  Director and President of Rajala Mill
           Company, which manufacture and trade lumber. Director of Grand Rapids State Bank.

--------------------------------------------------------------------------------

PHOTO      EDWIN L.  RUSSELL,  54,  Duluth,  MN.  Chairman,  President     1995
           and CEO of Minnesota  Power.  Chairman of the Executive
           Committee. Director of Capital Re  Corporation, Tennant Co.,
           Edison Electric  Institute,  the Great Lakes Aquarium at
           Lake Superior  Center, United Way of Greater Duluth and
           Minnesota Public Radio. Was previously Group Vice President of J. M. Huber Corporation, a $1.5 billion diversified manufacturing and natural resources company.

--------------------------------------------------------------------------------

PHOTO      AREND J. SANDBULTE, 65, Duluth, MN. Former Chairman,            1983
           President and CEO of Minnesota Power. Member of the
           Executive Committee.  Director of St. Mary Land and
           Exploration Company, and the Community Board of Norwest
           Bank Minnesota North. Vice Chairman and Director of
           Iowa State University Foundation. Director and immediate past Chairman of the Great Lakes Aquarium at Lake
           Superior Center.

--------------------------------------------------------------------------------

PHOTO      NICK SMITH,  62,  Duluth,  MN.  Member of the  Executive        1995
           Committee  and the Executive Compensation Committee.
           Chairman of and attorney with the law firm of Fryberger, Buchanan, Smith & Frederick, P.A., Director of North Shore
           Bank  of  Commerce.  Chairman  and  CEO  of  Northeast
           Ventures Corporation, a venture capital firm investing in northeastern Minnesota. Chairman of Community Development
           Venture Capital Alliance, a national association.

--------------------------------------------------------------------------------

PHOTO      BRUCE W. STENDER, 57, Duluth, MN. Chairman of the Audit         1995
           Committee.  President and CEO of Labovitz Enterprises, Inc.
           which owns and manages hotel properties.  Trustee of the
           C. K. Blandin  Foundation  and member of the Chancellor's
           Advisory Committee for the University of Minnesota Duluth.

--------------------------------------------------------------------------------

PHOTO      DONALD C. WEGMILLER,  60, Minneapolis,  MN. Chairman of the     1992
           Executive Compensation Committee.  President and CEO of
           Management Compensation Group/HealthCare, a national executive and physician compensation and benefits consulting firm. Director of LecTec Corporation, Medical Graphics
           Corporation and Possis Medical, Inc.

--------------------------------------------------------------------------------
                                       4

Board and Committee Meetings in 1998

         During 1998 the Board of Directors held 5 meetings. The Executive Committee, which held 8 meetings during 1998, provides oversight of corporate financial matters, performs the functions of a director nominating committee, and is authorized to exercise the authority of the Board in the intervals between meetings. Shareholders may recommend nominees for director to the Executive Committee by addressing the Secretary of the Company, 30 West Superior Street, Duluth, Minnesota 55802. The Audit Committee, which held 3 meetings in 1998, recommends the selection of independent accountants, reviews and evaluates the Company's accounting and financial practices, and reviews and recommends approval of the annual audit report. The Executive Compensation Committee, which held 4 meetings in 1998, establishes compensation and benefit arrangements for Company officers and other key executives intended to be equitable, competitive with the marketplace, and consistent with corporate objectives. All directors attended 75 percent or more of the aggregate number of meetings of the Board of Directors and applicable committee meetings in 1998.

Director Compensation

         Employee directors receive no additional compensation for their services as directors. In 1998 the Company paid each non-employee director an annual retainer fee of $5,000 and 500 shares (1,000 shares after the two-for-one stock split effective March 2, 1999) of Common Stock under the terms of the Company's Director Stock Plan. In addition, each non-employee director was paid $950 for each Board, Committee, and subsidiary board meeting attended, except that $500 was paid for attendance at a second meeting held the same day as another meeting. Each non-employee director who is the Chairman of a Committee received an additional $150 for each Committee meeting attended. A $250 fee was paid for all conference call meetings. Directors may elect to defer all or a part of the cash portion of their retainer fees and meeting fees. The shares of Common Stock paid to directors with respect to 1998 had an average market price of $41.31 per share (priced before the two-for-one stock split effective March 2, 1999). The Company also provides life insurance of $5,000 on the life of each non-employee director at an aggregate cost to the Company of $299 in 1998.

         Under the Director Long-Term Stock Incentive Plan, effective January 1, 1996, non-employee directors receive automatic grants of 725 stock options (1,450 options after the two-for-one stock split effective March 2, 1999) every year and performance shares valued at $10,000 every other year. The stock options vest 50 percent after the first year, the remaining 50 percent after the second year and expire on the tenth anniversary of the date of grant. The exercise price for each grant is the closing sale price of Company Common Stock on the date of grant. The performance periods for performance shares end on December 31 the year following the date of grant. Dividend equivalents in the form of additional performance shares accrue during the performance period and are paid only to the extent the underlying grant is earned. The performance goal of each performance period is based on Total Shareholder Return for the Company in comparison to Total Shareholder Return for 16 diversified electric utilities. Any awards earned are paid out in Common Stock of the Company. No performance period ended in 1998 and, therefore, no new awards were earned.

Proposals of Shareholders for the 2000 Annual Meeting

         All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 9, 2000 must be received by the Secretary of the Company at 30 West Superior Street, Duluth, Minnesota 55802-2093, not later than November 20, 1999. In addition, the persons to be named as proxies in the proxy cards relating to that Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which the Company did not have notice prior to February 6, 2000, without discussion of such matter in the proxy statement relating to that Annual Meeting.

Compensation of Executive Officers

         The following information describes compensation paid in the years 1996 through 1998 for the Company's named executive officers. Numbers of Common Stock shares and options do not reflect the two-for-one stock split effective March 2, 1999.


                                                        SUMMARY COMPENSATION
------------------------------------------------------------------------------------------------------------------------------------
                                                        Annual Compensation<F1>          Long-Term Compensation
                                                        -----------------------  ------------------------------------
                                                                                          Awards              Payouts
                                                                                 -------------------------    -------
Name                                                                             Restricted     Securities                  All
and                                                                                 Stock       Underlying     LTIP        Other
Principal                                               Salary       Bonus         Award(s)       Options     Payouts      Comp.<F5>
Position                                    Year          ($)         ($)            ($)            (#)         ($)         ($)
------------------------------------------------------------------------------------------------------------------------------------
Edwin L. Russell                            1998        423,847     580,285        100,000<F2>    20,000      347,318      63,212
Chairman, President                         1997        356,731     700,789              0        13,660      401,138      40,912
and Chief Executive Officer                 1996        322,981     370,439        687,000<F3>    13,230            0      26,976

James P. Hallett                            1998        236,178     268,570              0         3,740       28,343      30,660
Executive Vice President;                   1997        209,820     193,600              0        10,216       53,182      13,556
President and CEO of ADESA                  1996        189,183      94,875              0             0            0           0

Robert D. Edwards                           1998        254,885     223,356              0         4,029      214,942      36,190
Executive Vice President;                   1997        232,769     176,593              0         6,072      234,233      32,926
President of MP Electric                    1996        221,693     146,544              0         5,570            0      27,799

John E. Fuller                              1998        220,231     251,450              0         3,451       28,343      30,723
Executive Vice President; President         1997        200,731     190,820              0         7,966       53,182       9,572
and CEO of Automotive Finance Corp.         1996        180,000      50,531              0             0            0           0

John Cirello                                1998        222,731     172,591              0         3,502       46,220      25,144
Executive Vice President; President         1997        209,874     112,474        109,500<F4>     5,216       86,587      26,236
and CEO of MP Water Resources               1996        195,000     163,056              0         5,051            0           0
------------------------------------------------------------------------------------------------------------------------------------

<F1> Amounts shown include  compensation earned by the named executive officers, as well as amounts earned but deferred at the election of those officers. The "Bonus" column is comprised of amounts earned pursuant to Results Sharing and Executive Annual Incentive Plan.
<F2> The amount shown  represents the value of 2,547 shares of restricted  stock granted on May 7, 1998 pursuant to the Executive Long-Term Incentive Compensation Plan. The award vests in full on January 2, 2000. On December 31, 1998, 2,547 shares, valued at $112,068, remained restricted. Mr. Russell receives non-preferential dividends on this stock.
<F3> The amount shown represents the value of 24,000 shares of restricted Common
     Stock granted on January 2, 1996 pursuant to the Executive Long-Term Incentive Compensation Plan. Since this award vests at a rate of 6,000 shares per year, on December 31, 1998, 6,000 shares, valued at $264,000, remained restricted. Mr. Russell receives non-preferential dividends on this stock.
<F4> The amount shown represents the value of 4,000 shares of restricted  Common
     Stock granted on January 2, 1997 pursuant to the Executive Long-Term Incentive Compensation Plan. Since this award vests at a rate of 1,000 shares per year, on December 31, 1998, 2,000 shares, valued at $88,000, remained restricted. Mr. Cirello receives non-preferential dividends on this stock.
<F5> The amounts shown for 1998 include the following Company  contributions for the named executive officers:


                                                                           Annual              Above-Market
                                 Annual               Annual               Company              Interest on
                                 Company              Company          Contribution to         Compensation
                              Contribution        Contribution to     the Supplemental        Deferred Under
                            to the Flexible     the Employee Stock        Executive              Executive
Name                      Benefit/401(K) Plans    Ownership Plan       Retirement Plan        Incentive Plan*
-------------------------------------------------------------------------------------------------------------
Edwin L. Russell                 $7,280               $5,461              $50,471                     0
James P. Hallett                  1,600                    0               29,060                     0
Robert D. Edwards                 7,280                5,461               18,083                $5,366
John E. Fuller                    2,480                    0               28,243                     0
John Cirello                     16,221                    0                8,923                     0

----------------------
* The Company made investments in corporate-owned life insurance which will recover the cost of this above-market benefit if actuarial factors and other assumptions are realized.



                                            OPTION GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------------------------------
                                                                                                                Grant
                                   Individual Grants                                                          Date Value
------------------------------------------------------------------------------------------------------      -------------

                              Number of          % of Total
                             Securities            Options
                             Underlying          Granted to           Exercise or                             Grant Date
                              Options           Employees in          Base Price           Expiration       Present Value
Name                        Granted (#)<F1>      Fiscal Year            ($/Sh)                Date              ($)<F2>
-----------------           ---------------     ------------          -----------        -------------      -------------
Edwin L. Russell                10,152               4.6                 43.25            Jan. 2, 2008         104,464
                                 9,848               4.5                 44.00           Dec. 31, 2008         103,109
James P. Hallett                 3,740               1.7                 43.25            Jan. 2, 2008          38,485
Robert D. Edwards                4,029               1.8                 43.25            Jan. 2, 2008          41,458
John E. Fuller                   3,451               1.6                 43.25            Jan. 2, 2008          35,511
John Cirello                     3,502               1.6                 43.25            Jan. 2, 2008          36,036
-------------------------------------------------------------------------------------------------------------------------

<F1> The stock  options  vest 50  percent  on  January 2, 1999 and 50 percent on
     January 2, 2000, except the 9,848 options granted to Mr. Russell vest 50 percent on December 31, 1999 and 50 percent on December 31, 2000. The options granted include an ownership retention option (also known as a reload option) provision whereby, upon his payment in shares of Common Stock of the option exercise price, a reload option to purchase the number of shares tendered to exercise the original option will be granted. All stock options are subject to a change-in-control acceleration provision.
<F2> The grant date dollar value of the stock  options is based on a combination
     Black-Scholes, binomial price method. The blended ratio associated with the 1998 option grants is .238, based on an average industry Black-Scholes ratio of .331 and a Minnesota Power binomial ratio (as of January 2, 1998) of .144. The method is a complicated mathematical formula premised on immediate exercisability and transferability of the options, which are not features of the Company's options granted to executive officers and other employees. The values shown are theoretical and do not necessarily reflect the actual values the recipients may eventually realize. Any actual value to the officer or other employee will depend on the extent to which the market value of the Company's Common Stock at a future date exceeds the exercise price. In addition to the stock prices at grant and the exercise prices, which are identical, and the ten-year term of each option, the following assumptions for modeling were used to calculate the values shown for the options granted in 1998: expected dividend yield of 5.752 percent (based on the most recent quarterly dividend), expected stock price volatility of .158 (based on 250 trading days previous to January 2, 1998), and the ten-year option term and a risk- free rate of return of 5.75 percent (based on Treasury yields). The assumptions and the calculations used for the model were provided by William M. Mercer, Inc., an independent consulting firm.

                                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                     AND FY-END OPTION VALUES
----------------------------------------------------------------------------------------------------------------------------------
                                                                           Number of
                                                                           Securities                         Value of
                                                                          Underlying                        Unexercised
                                                                          Unexercised                       In-the-Money
                                                                            Options                           Options
                          Shares Acquired    Value Realized               at FY-End (#)                     at FY-End ($)
Name                      on Exercise (#)         ($)            Exercisable    Unexercisable        Exercisable     Unexercisable
----                      ---------------    --------------      -----------    -------------        -----------     -------------
Edwin L. Russell                0                  0               20,060          26,830              316,960          121,163

James P. Hallett                0                  0                5,108           8,848               84,921           87,726

Robert D. Edwards               0                  0                8,606           7,065              136,112           53,495

John E. Fuller                  0                  0                3,983           7,434               66,217           68,806

John Cirello                  1,608             25,628              6,051           6,110               94,284           45,985
----------------------------------------------------------------------------------------------------------------------------------


                                  LONG-TERM INCENTIVE PLANS - AWARDS IN THE LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------------------------------
                                   Number of            Performance                  Estimated Future Payouts under
                                 Shares, Units           or Other                     Non-Stock Price-Based Plans
                                   or Other            Period Until          --------------------------------------------
                                    Rights             Maturation or         Threshold          Target            Maximum
Name                                  (#)                 Payout                (#)               (#)               (#)
-----------------                -------------         -------------         ---------          ------            -------
Edwin L. Russell                     4,832              1/98 - 12/99           2,416             4,832              9,665

James P. Hallett                     1,780              1/98 - 12/99             890             1,780              3,561

Robert D. Edwards                    1,918              1/98 - 12/99             959             1,918              3,836

John E. Fuller                       1,643              1/98 - 12/99             821             1,643              3,286

John Cirello                         1,667              1/98 - 12/99             834             1,667              3,334
-------------------------------------------------------------------------------------------------------------------------

         The table directly above reflects the number of shares of Common Stock that can be earned pursuant to the Executive Long-Term Incentive Compensation Plan for the 1998-1999 performance period if the Total Shareholder Return of the Company (and, for business unit executives, other financial measures established for business units that correlate to Total Shareholder Return) meets goals established by the Executive Compensation Committee. These goals are based on the Company's ranking against a peer group of 16 diversified electric utilities. Mr. Russell's threshold performance share award will be earned if the Company's Total Shareholder Return ranks 11th, the target award will be earned if the Company ranks 7th and the maximum award will be earned if the Company ranks 3rd or higher. For this comparison the Total Shareholder Return ranking will be computed over the four-year period January 1, 1996 through December 31, 1999. Twenty-five percent of the performance share award of the other executives in the table is based on the foregoing, and the remaining 75 percent is based on two-year performance periods, using other financial measures selected by the Executive Compensation Committee because of their correlation over time with Total Shareholder Return. Dividend equivalents accrue during the performance period and are paid in shares only to the extent performance goals are achieved. If earned, 50 percent of the performance shares will be paid in Common Stock after the end of the performance period; the remaining 50 percent will be paid in Common Stock, half on the first anniversary of the end of the performance period and half on the second anniversary thereof. Payment is accelerated upon a change in control of the Company at 200 percent of the target number of performance shares granted as increased by dividend equivalents for the performance period.

Retirement Plans

         The following table sets forth examples of the estimated annual retirement benefits that would be payable to participants in the Company's Retirement Plan and Supplemental Executive Retirement Plan after various periods of service, assuming no changes to the plans and retirement at the normal retirement age of 65:


                                                      PENSION PLAN
                                                    Years of Service
----------------------------------------------------------------------------------------------------------------------
  Remuneration*             15                  20                     25                30                  35
----------------------------------------------------------------------------------------------------------------------
    $100,000             $12,000             $26,400                $31,400           $36,400              $41,400

     125,000              15,000              33,000                 39,250            45,500               51,750

     150,000              18,000              39,600                 47,100            54,600               62,100

     175,000              21,000              46,200                 54,950            63,700               72,450

     200,000              24,000              52,800                 62,800            72,800               82,800

     225,000              27,000              59,400                 70,650            81,900               93,150

     250,000              30,000              66,000                 78,500            91,000              103,500

     300,000              36,000              79,200                 94,200           109,200              124,200

     400,000              48,000             105,600                125,600           145,600              165,600

     450,000              54,000             118,800                141,300           163,800              186,300

     500,000              60,000             132,000                157,000           182,000              207,000

     600,000              72,000             158,400                188,400           218,400              248,400

     700,000              84,000             184,800                219,800           254,800              289,800

     800,000              96,000             211,200                251,200           291,200              331,200

     900,000             108,000             237,600                282,600           327,600              372,600

   1,000,000             120,000             264,000                314,000           364,000              414,000

   1,100,000             132,000             290,400                345,400           400,400              455,400

   1,200,000             144,000             316,800                376,800           436,800              496,800
----------------------------------------------------------------------------------------------------------------------
* Represents  the highest  annualized  average  compensation  (salary and bonus)
  received for 48  consecutive  months  during the  employee's  last 15 years of service  with the  Company.  For  determination  of the pension  benefit,  the
  48-month  period for highest average salary may be different from the 48-month period of highest aggregate bonus compensation.

         Retirement benefit amounts shown are in the form of a straight-life annuity to the employee and are based on amounts listed in the Summary
Compensation Table under the headings Salary and Bonus. Retirement benefit amounts shown are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan provides that the benefit amount at retirement is subject to adjustment in future years to reflect cost of living increases to a maximum adjustment of 3 percent per year. As of December 31, 1998, the executive officers named in the Summary Compensation Table had the following number of years of credited service under the plan:


         Edwin L. Russell        4 years          John E. Fuller       4 years
         James P. Hallett        4 years          John Cirello         4 years
         Robert D. Edwards      22 years

         With certain exceptions, the Internal Revenue Code of 1986, as amended,
(Code) restricts the aggregate amount of annual pension which may be paid to an employee under the Retirement Plan to $130,000 for 1998. This amount is subject to adjustment in future years to reflect cost of living increases. The Company's Supplemental Executive Retirement Plan provides for supplemental payments by the Company to eligible executives (including the executive officers named in the Summary Compensation Table) in amounts sufficient to maintain total retirement benefits upon retirement at a level which would have been provided by the Retirement Plan if benefits were not restricted by the Code.

Report of Board's Executive Compensation Committee on Executive Compensation

         Described below are the compensation policies of the Executive Compensation Committee of the Board of Directors effective for 1998 with respect to the executive officers of the Company. Composed entirely of independent outside directors, the Executive Compensation Committee is responsible for recommending to the Board policies which govern the executive compensation program of the Company and for administering those policies. Since 1995 the Board has retained the services of William M. Mercer, Inc. (Mercer), a benefits and compensation consulting firm, to assist the Executive Compensation Committee in connection with the performance of such responsibilities.

         The role of the executive compensation program is to help the Company achieve its corporate goals by motivating performance, rewarding positive results and encouraging teamwork. Recognizing that the potential impact an individual employee has on the attainment of corporate goals tends to increase at higher levels within the Company, the executive compensation program provides greater variability in compensating individuals based on results achieved as their levels within the Company rise. In other words, individuals with the greatest potential impact on achieving the stated goals have the greatest amount to gain when goals are achieved and the greatest amount at risk when goals are not achieved.

         The program recognizes that, in order to attract and retain exceptional executive talent, compensation must be competitive in the national market. To determine market levels of compensation for executive officers in 1998, the Executive Compensation Committee relied upon comparative information for general industrial companies provided by Mercer. The Committee determined that, because of the Company's diversified operations, general industry data is the most appropriate market benchmark for the executive officers. All data were analyzed to determine median compensation levels for comparable positions in comparably-sized companies, as measured by revenue. While the companies represented in the Mercer survey data are not the same as those in the peer group used in the performance graph, the Executive Compensation Committee believes that these companies are appropriate for market compensation comparison, primarily because they are approximately the same size as the Company as measured by revenue.

         Code Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid for any fiscal year to each of the corporation's CEO and four other most highly compensated executive officers as of the end of any fiscal year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The stock options and performance shares granted in 1998 to the executive officers under the Executive Long-Term Incentive Compensation Plan are intended to qualify as performance-based compensation within the meaning of Code Section 162(m) and should therefore be fully deductible for federal income tax purposes. The Company currently intends to structure the performance-based portion of its executive officer compensation to achieve maximum deductibility under Section 162(m) so long as this can be done without sacrificing flexibility and corporate objectives.

         As described below, executive officers of the Company receive a compensation package which consists of four basic elements: base salary, performance-based compensation, supplemental executive benefits and perquisites. The CEO's compensation is discussed separately.

Base Salary

         Base salaries are set at a level so that, if the target level of performance is achieved under the performance-based plans as described below, executive officers' total compensation, including amounts paid under each of the performance-based compensation plans, will be near the midpoint of market compensation as described above. Base salaries of the executive officers were increased by an average of 13.2 percent in 1998, reflecting market adjustments, merit increases and promotional increases.

Performance-Based Compensation

         The performance-based compensation plans of the Company are intended by the Executive Compensation Committee to reward executives for creating shareholder value. For the three year period beginning with 1996 when the current annual and long-term incentive plans were adopted, Total Shareholder Return was 86.9 percent, or 23.1 percent on an annualized basis. Total Shareholder Return for the year 1998 was 6.1 percent. Total Shareholder Return is defined as stock price appreciation plus dividends reinvested on the ex-dividend date throughout the relevant performance period, divided by the fair market value of a share at the beginning of the performance period.

         Performance goals under performance-based plans are established in advance by the Executive Compensation Committee and the Board. A target level of performance represents performance that is either consistent with or above budget, or represents at least median Total Shareholder Return performance as measured against the peer groups described below. With target performance, plus the value of stock options granted, executive compensation will be near the midpoint of the relevant market. If no performance awards are earned, and no value is attributed to the stock options granted, compensation of the Company's executive officers would be significantly below the midpoint market compensation level, while performance at increments above the target level will result in total compensation above the midpoint of the market.

         The Company's performance-based compensation plans include:

     - Results Sharing. The Results Sharing award opportunity rewards annual performance of the executive's responsibility area as well as overall corporate performance. Awards are available to all employees in the electric, water and Corporate groups on the same percentage of pay basis. Target financial performance will result in an award of 5 percent of base salary, assuming non-financial goals established by the Executive Compensation Committee are also accomplished. For 1998 executive officers earned awards averaging 6.5 percent of base salary.

     - Executive Annual Incentive Plan. The Executive Annual Incentive Plan is intended to focus executive attention on meeting and exceeding annual financial and non-financial business unit goals established by the Executive Compensation Committee. For 1998 executive officers in the Company's Corporate group were rewarded for performance as measured by earnings per share of the Company's Common Stock. The executive officers of the real estate business unit were rewarded for the contribution of their business unit to net income. The executive officers of the Company's electric, water and automotive business units were rewarded for performance of their respective business units in 1998, as measured by operating cash return on investment (weighted 50 percent) and operating free cash flow (weighted 50 percent). These measures of business unit financial performance were chosen by the Executive Compensation Committee because of their positive correlation over time with the Total Shareholder Return achieved by the Company for its shareholders. Target level performance is earned if budgeted financial results are achieved. In 1998 executive officers in the
         Corporate group, other than the CEO, earned awards averaging 61.9 percent of base salary because 1998 basic earnings per share of $1.35 on a post-stock split basis were above budget and up 9 percent over 1997. The top executive officers in the Company's four business units earned awards ranging from 56.1 to 107.0 percent of base salary by exceeding budgeted financial and non-financial goals established by the Executive Compensation Committee.

     - Long-Term Incentive Plans (LTIP). The Executive Long-Term Incentive Plan (replaced effective 1996 by the new Executive Long-Term Incentive Compensation Plan as described below) is designed to motivate long-term strategic planning and reward long-term corporate performance, as measured by Total Shareholder Return over four-year performance periods commencing each January. At the outset of each performance period, the executive officers were given a maximum award opportunity of a stated number of shares of the Company's Common Stock. Sixty percent of the award opportunity with respect to the four-year period ending December 31, 1998, was based upon rank among a peer group of ten utilities operating in the same geographic region as the Company (Upper Midwest), and 40 percent of this award opportunity was based on rank among the S&P 500 companies. For the four-year performance period ending December 31, 1998, the maximum award opportunity ranged from 2,000 to 6,000 shares for the executive officers. Up to one-half of the award may be taken in cash. The maximum award opportunity is earned if the Company ranks first or second in the peer group and at or above the 90th percentile among the S&P 500 companies. The Company must achieve at least a 55th percentile ranking among a peer group of ten utilities or a 40th percentile ranking among the S&P 500 companies for any award to be earned. For the four-year performance period ending December 31, 1998, awards equal to 70.4 percent of the maximum share opportunity were earned because the Company ranked second among the utility peer group and at the 53rd percentile among the S&P 500 companies. Effective for 1996 no further performance periods were initiated for executives under the discontinued Executive Long-Term Incentive Plan and there will be no further awards under this plan.

         As of January 1996, a new Executive Long-Term Incentive Compensation Plan was implemented. Under the new plan, the executive officers, other than the CEO, of the Company have been awarded stock options annually and performance shares biennially having in the aggregate target award values ranging from 30 percent to 35 percent of their base salaries. The value of the award opportunity is divided equally between stock options and performance shares. The stock options will have value only if the Common Stock price appreciates. The performance shares granted to the Corporate group will have value if, in 2 years from the grant date, the Total Shareholder Return of the Company, over either a 2 or 4 year performance measurement period determined in advance by the board of directors, ranks at least 11th in a peer group of 16 diversified electric utilities recommended by Mercer and adopted by the Executive Compensation Committee as appropriate comparators. Twenty five percent of the performance share award to business unit executives is based on the foregoing ranking, and 75 percent is based on other financial measures selected by the Executive Compensation Committee because of their correlation over time with Total Shareholder Return. Dividend equivalents accrue on performance shares during the performance period and are paid in Common Stock only to the extent performance goals are achieved. The maximum payout is 200 percent of the target award. If earned, the performance shares will be paid in Common Stock with 50 percent of the award paid after the end of the performance period, 25 percent on the first anniversary of the end of the performance period and 25 percent on the second anniversary. The LTIP payouts for 1998 shown in the Summary Compensation Table include amounts paid under the old LTIP as described in the preceding paragraph and, for the new LTIP, include a payout of 25 percent of the award earned for the 2 year performance period ending December 31, 1997, 50 percent of which was reported for 1997.

         These awards are consistent with the Executive Compensation Committee's philosophy of linking a significant portion of the executive officers' compensation to the performance of the Company as measured by Total Shareholder Return or by other measures of financial performance which correlate over time with Total Shareholder Return.

Supplemental Executive Benefits

         The Company has  established a Supplemental  Executive  Retirement Plan
(SERP) to compensate certain employees, including the executive officers, equitably by replacing benefits not provided by the Company's Flexible Benefit Plan and the Employee Stock Ownership Plan due to government-imposed limits and to provide retirement benefits which are competitive with those offered by other businesses with which the Company competes for executive talent. The SERP also provides employees whose salaries exceed the salary limitations for tax-qualified plans imposed by the Code with additional benefits such that they receive in aggregate the benefits they would have been entitled to receive had such limitations not been imposed.

Perquisites

         The Company provides various perquisites to assist selected executive officers in fulfilling their business responsibilities in a cost and time efficient manner, to the extent they are consistent with competitive practice. Perquisites provided by the Company to the named executive officers did not exceed the lesser of $50,000 or 10 percent of the total salary and bonus shown for them in the Summary Compensation Table. The perquisites provided by the Company were reviewed by the Executive Compensation Committee and determined to be reasonable and in line with companies of comparable size.

Chief Executive Officer Compensation

         The Executive Compensation Committee has endeavored to provide Mr. Russell with a compensation package that is at the 50th percentile of compensation paid by general industrial companies with revenue comparable to the Company. The Committee has designed Mr. Russell's compensation package to provide substantial incentive to achieve and exceed the Board's Total Shareholder Return goals for the Company's shareholders.

         In June 1998 the Board of Directors increased Mr. Russell's annual base salary 20 percent. Approximately two-thirds of this increase was to align his base salary with the median of comparably-sized companies and one-third related to his contributions to the performance of the Company. Under the Company's Results Sharing Plan, Mr. Russell was awarded $28,525, or 6.3 percent of his base salary, based 50 percent on corporate earnings per share performance and 50 percent on an average of business unit Results Sharing awards. Under the Executive Annual Incentive Plan, for the Company's performance in 1998 Mr. Russell earned an award of $551,760, or 121 percent of his base salary, based on a formula established in advance by the Executive Compensation Committee which rewarded Mr. Russell, as well as other executive officers in the Corporate group, for achieving 1998 earnings per share results above target, as well as for achievement of non-financial goals, all established by the Executive Compensation Committee.

         Mr. Russell's compensation also contains elements which motivate him to focus on the longer-term performance of the Company. For the four-year performance period ending December 31, 1998, under the discontinued Executive Long-Term Incentive Plan, Mr. Russell earned 4,604 shares of Common Stock, representing 70.4 percent of the maximum award opportunity, because the Company's Total Shareholder Return ranked second among the peer group of 10 regional utilities and at the 53rd percentile among the S&P 500 companies. Effective January 1996, no further performance periods were initiated under the discontinued plan, and a new Executive Long-Term Incentive Compensation Plan was implemented. Under the new plan, Mr. Russell has been awarded annual target opportunities with an average value equal to 55 percent of his base salary. This value has been divided equally between stock options awarded annually and performance shares awarded in even numbered years. The stock options become fully exercisable in 2 years and expire 10 years from the date of grant. The options will have value only if the Company's stock price appreciates. The performance shares awarded have target value if, in 2 years from the date of grant, the Total Shareholder Return realized by Company shareholders ranks at least 7th among a peer group of 16 diversified electric utilities recommended by Mercer and adopted by the Executive Compensation Committee as appropriate comparators. The LTIP payouts for 1998 shown in the Summary Compensation Table include the payout from the discontinued LTIP as described above, as well as a payout of 25 percent of the award earned under the new LTIP for the 2 year performance period ending December 31, 1997, 50 percent of which was reported for 1997.

March 22, 1999
                  Executive Compensation Committee

                  Donald C. Wegmiller, Chairman          Dennis E. Evans
                  Kathleen A. Brekken                    Nick Smith

Minnesota Power Common Stock Performance

         The following graph compares the Company's cumulative Total Shareholder Return on its Common Stock with the cumulative return of the S&P 500 Index and the S&P Utilities Index, a capitalization-weighted index of 26 stocks, which is designed to measure the performance of the electric power utility company sector of the S&P 500 Index. The S&P 500 Index is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Because this composite index has a broad industry base, its performance may not closely track that of a composite index comprised solely of electric utilities. The calculations assume a $100 investment on December 31, 1993 and reinvestment of dividends on the ex-dividend date.

[GRAPHIC MATERIAL OMITTED - PERFORMANCE GRAPH]

                    Total Shareholder Return for the Five Years Ending December 31, 1998
                                             1993         1994         1995         1996        1997        1998
                                             ----         ----         ----         ----        ----        ----
Minnesota Power                             100.00        83.04       100.58       104.96      177.14      187.98
S&P Utilities Index (Electric)              100.00        86.93       113.96       113.60      143.41      165.60
S&P 500 Index                               100.00       101.32       139.36       171.32      228.46      293.75


--------------------------------------------------------------------------------
               ITEM NO. 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

         The Audit Committee of the Board of Directors of the Company has recommended the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the year 1999. PricewaterhouseCoopers has acted in this capacity since October 1963.

         A representative of the accounting firm will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

         In connection with the 1998 audit, PricewaterhouseCoopers reviewed the Company's annual report, examined the related financial statements, and reviewed interim financial statements and certain of the Company's filings with the Federal Energy Regulatory Commission and the Securities and Exchange Commission.

         The  Board  of  Directors   recommends  a  vote  "FOR"   approving  the
appointment of PricewaterhouseCoopers as the Company's independent accountants for 1999.

--------------------------------------------------------------------------------
     ITEM NO. 3 - APPROVAL OF AMENDMENTS TO THE MINNESOTA POWER
                  EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
                  AND RESERVATION OF ADDITIONAL SHARES
--------------------------------------------------------------------------------

       At its meeting on May 14, 1996, the shareholders approved the Minnesota Power Executive Long-Term Incentive Compensation Plan (Plan). The Board of Directors adopted, subject to approval by the shareholders, certain amendments to the Plan which increase the number of shares of Company Common Stock reserved for issuance thereunder from the remaining 1,900,000 shares currently available to 4,400,000, and increase the maximum number of shares of Company Common Stock subject to options which may be granted to any single participant during any one calendar year from 40,000 to 300,000. All share amounts under this Item reflect the two-for-one stock split effective March 2, 1999. Increasing the number of options to 300,000 in a calendar year is a function of the stock ownership retention option program. As described below, shareholder approval of this amendment will permit the Company to deduct for federal income tax purposes compensation attributable to options, including ownership retention options (also known as reload options) granted in years when executive officers exercise a significant number of options. The Board adopted the ownership retention option program, described below, to encourage executives to exercise their options at an earlier date, thereby substantially increasing their stock ownership and more closely aligning their interests with those of the shareholders.

       The Board of Directors recommends a vote "FOR" the amendments to the Plan.

General Description of the Minnesota Power Executive Long-Term Incentive Compensation Plan

       The purpose of the Minnesota Power Executive Long-Term Incentive Compensation Plan (Plan) is to promote the success and enhance the value of the Company by linking participants' personal interests to those of the Company shareholders, providing participants with an incentive for outstanding performance. The Plan is further intended to assist the Company in its ability to motivate, attract and retain the services of participants upon whom the successful conduct of its operations is largely dependent. The Plan became effective on January 1, 1996, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time, until all shares subject to the Plan shall have been purchased or acquired. No grants may be made under the Plan after the tenth anniversary of the effective date. The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, shall be effective unless approved by the shareholders. The Plan is administered by the Executive Compensation Committee of the Board of Directors (Committee), which consists exclusively of outside directors as defined in Section 1.162-27(e)(3) of the Treasury Regulations with respect to grants made to certain key executive officers (Key Executives).

       The Plan initially authorized the grant of up to 4,200,000 shares (on a post-stock split basis) of Company Common Stock, of which 1,900,000 shares now remain. The amendment increases the number of shares authorized for grant to 4,400,000, which may include authorized but unissued shares of Common Stock, and may be increased by shares purchased on the open market or shares tendered to exercise options or withheld to satisfy tax withholding requirements in connection with the Plan. If any corporate transaction occurs that causes a change in the capitalization of the Company, the Committee is authorized to make such adjustments to the number and class of shares of stock delivered, and the number and class and/or price of shares of Common Stock subject to outstanding grants made under the Plan, as it deems appropriate and equitable to prevent dilution or enlargement of participants' rights.

       Officers and key employees of the Company and its subsidiaries are eligible to participate in the Plan, as determined by the Committee, including employees who are members of the Board of Directors, but excluding directors who are not employees.

Grants under the Plan

       Stock Options. The Committee may grant incentive stock options (ISOs), nonqualified stock options or a combination thereof under the Plan. The option price for each such grant shall be the closing sale price of Company Common Stock on the date of grant. Options shall expire at such times as the Committee determines at the time of grant; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. Simultaneously with the grant of an option, a participant may receive dividend equivalents, which entitle the participant to a right to receive the value of the dividends paid with respect to the number of shares held under option from the date of grant to the date of exercise. The Committee will determine at the time that dividend equivalents are granted the conditions, if any, to which the payment of such dividend equivalents is subject.

       Options granted under the Plan shall be exercisable at such times and subject to such restrictions and conditions as the Committee shall approve; provided that no option may be exercisable prior to 6 months following its grant. The option exercise price is payable in cash, in shares of Common Stock of the Company having a fair market value equal to the exercise price, by share withholding or in a combination of the foregoing. The Committee may allow, along with other means of exercise, cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to the applicable securities laws. The Committee may grant options which include an ownership retention (or reload) provision, whereby a participant who pays the exercise price of an option by delivering shares of Company Common Stock will automatically be granted an ownership retention option (also known as a reload option) to purchase shares of Common Stock, the number of shares subject to such ownership retention option being equal to the number of shares tendered to exercise the original option and the term of such ownership retention option being equal to the remaining term of the original option. The exercise price of the ownership retention option would be the closing price of the Company's Common Stock on the date the ownership retention option is granted. The ownership retention option feature encourages executives to exercise their options at an earlier date, thereby increasing their stock ownership and more closely aligning their interests with those of the shareholders. The Committee may permit a participant to defer the receipt of shares of Common Stock of the Company upon the exercise of an option pursuant to an irrevocable election which specifies the future date or event upon which such shares will be distributed. The Plan initially provided that the maximum number of shares of Company Common Stock subject to options which may be granted to any single participant during any one calendar year was 40,000 (on a post two-for-one stock split basis). The amendment increases the maximum number of shares subject to options which may be granted during any one calendar year to 300,000. Increasing the number of options to 300,000 in a calendar year will accommodate the number of ownership retention options which may be issued if an executive exercises a large number of options in a given year. Shareholder approval of this amendment is to permit the Company to deduct for federal income tax purposes compensation attributable to options and ownership retention options in excess of the current approved amount of 40,000.

       Stock Appreciation Rights. Stock Appreciation Rights (SARs) granted under the Plan may be in the form of freestanding SARs, tandem SARs or a combination thereof. The base value of an SAR shall be equal to the closing sale price of a share of Company Common Stock on the date of grant. No SAR granted under the Plan may be exercisable prior to 6 months following its grant. The term of any SAR granted under the Plan shall be determined by the Committee, provided that such term may not exceed 10 years. Freestanding SARs may be exercised upon such terms and conditions as are imposed by the Committee and set forth in the SAR grant agreement. A tandem SAR may be exercised only with respect to the shares of Common Stock of the Company for which its related option is exercisable. Upon exercise of an SAR, a participant will receive the excess of the fair market value of a share of Company Common Stock on the date of exercise over the base value multiplied by the number of shares with respect to which the SAR is exercised. Payment due to the participant upon exercise may be made in cash, in shares of Company Common Stock having a fair market value equal to such cash amount, or in a combination of cash and shares, as determined by the Committee. The maximum number of SARs which may be granted to any one participant under the Plan in any calendar year is 40,000.

       Restricted Stock. Restricted stock may be granted in such amounts and subject to such terms and conditions as determined by the Committee. The restrictions will generally lapse on the basis of the passage of time.
Participants holding restricted stock may exercise full voting rights with respect to those shares during the restricted period and shall be credited with regular cash dividends and other distributions paid with respect to such shares. Subject to the Committee's right to determine otherwise at the time of grant, dividends or distributions credited during the restricted period shall be subject to the same restriction on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. All dividends credited shall be paid promptly following the vesting of the shares of restricted stock to which such dividends or other distributions relate.

       Performance Units and Performance Shares. Performance units and performance shares may be granted in the amounts and subject to such terms and conditions as determined by the Committee. The Committee shall set performance goals, which, depending on the extent to which they are met during the performance periods established by the Committee, will determine the number and/or value of performance units/shares that will be paid out to participants. Performance periods shall, in all cases, be at least 6 months in length.

       Simultaneously with the grant of performance shares, the participant may be granted dividend equivalents with respect to such performance shares.
Dividend equivalents shall constitute rights to be paid amounts equal to the dividends declared on an equal number of outstanding shares on all payment dates occurring during the period between the grant date of the performance shares and the date the performance shares are earned or paid out.

       Participants shall receive payment of the value of performance units/shares earned after the end of the performance period, or at such later time as the Committee may determine. Payment of performance units/shares shall be made in cash and/or shares of Company Common Stock which have an aggregate fair market value equal to the value of the earned performance units/shares after the end of the applicable performance period, in such combination as the Committee determines. Such shares may be granted subject to any restrictions deemed appropriate by the Committee.

       Unless and until the Committee proposes a change in such goals for shareholder vote or applicable tax and/or securities laws change to permit Committee discretion to alter such performance goals without obtaining shareholder approval, to avoid the limitations under Code Section 162(m), the performance goals to be used for purposes of grants to Key Executives shall be based upon any one or more of the following: (i) total shareholder return (measured as the sum of share price appreciation and dividends declared), (ii) total business unit return (a proxy for total shareholder return at the business unit level), (iii) return on invested capital, assets, or net assets, (iv) earnings/earnings growth, (v) cash flow/cash flow growth, (vi) cost of services to consumers, (vii) growth in revenues, sales, operating income, net income, stock price and/or earnings per share, (viii) return on shareholders equity,
(ix) economic value created, (x) customer satisfaction and/or customer service quality, and (xi) operating effectiveness.

       The maximum payout to any one participant (i) with respect to performance units granted in any calendar year is 200 percent of base salary determined at the earlier of the beginning of the performance period and the time the performance goals are set by the Committee and (ii) with respect to performance shares in any calendar year is 40,000 shares.

       Other Grants. The Committee may make other grants which may include, without limitation, the grant of shares of Common Stock based upon certain specified conditions and the payment of shares in lieu of cash under other Company incentive or bonus programs in such manner and at such times as the Committee determines.

Termination of Employment; Transferability

       In the event a participant's employment is terminated during a performance period, before grants become exercisable or vested, or after they become exercisable but before exercise, the Committee shall determine, at the time of grant, participants' rights, if any, with respect to such grants. Grants may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. A participant's rights shall be exercisable only by the participant during his or her lifetime.

Change in Control

       As of the effective date of a change in control of the Company, as defined in the Plan, (i) any option or SAR outstanding shall become immediately exercisable; (ii) any restricted portion of performance shares granted for the entire performance period including dividend equivalents for the entire performance period shall be paid out, in cash or in stock, as determined by the Committee; and (iii) any earned performance units or performance shares (as increased by any dividend equivalents to the date of payment) not yet paid out shall be paid out immediately, in cash or in stock, as determined by the Committee. There shall not, however, be any accelerated payout with respect to performance grants made less than 6 months prior to the change in control.

Federal Income Tax Consequences

       The following is a brief description of the federal tax consequences related to options awarded under the Plan.

       Consequences to the Optionholder. The grant of options under the Plan has no federal income tax consequences to the optionholder. The exercise of an ISO is generally not taxable for regular federal income tax purposes if certain holding period requirements are satisfied. Upon the exercise of a nonqualified stock option, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Company Common Stock at the time of exercise over the amount paid as the exercise price. The ordinary income recognized in connection with the exercise by an optionholder of a nonqualified stock option will be subject to both wage and employment tax withholding. The optionholder's tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of a nonqualified stock option, the amount of ordinary income recognized by the optionholder upon exercise.

       If an optionholder disposes of shares of Company Common Stock acquired upon exercise of a nonqualified stock option in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between his or her basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss will be long-term depending on whether the shares of Company Common Stock were held for more than one year from the date such shares were transferred to the optionholder. The optionholder will generally also recognize capital gain or loss upon subsequent disposition of shares acquired pursuant to the exercise of an ISO if the holding period requirements are satisfied.

       Consequences to the Company. There are no federal income tax consequences to the Company by reason of the grant of ISOs or nonqualified stock options or the exercise of ISOs (other than disqualifying dispositions). The Company will generally be entitled to a federal income tax deduction at the time the optionholder recognizes ordinary income from the exercise of a nonqualified stock option, and the Company will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above). To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of ISOs, the Company will be entitled to a corresponding deduction in the year in which the disposition occurs. Any deduction to which the Company may be entitled may be limited by reason of Code Section 162(m).

       The foregoing discussion is not a complete description of the federal income tax aspects of ISOs and nonqualified stock options under the Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local consequences.

       The Board of Directors recommends a vote "FOR" the proposed amendments to the Plan and the reservation of additional shares thereunder.

--------------------------------------------------------------------------------
                                 OTHER BUSINESS
--------------------------------------------------------------------------------

         The Board of Directors does not know of any other business to be presented at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote pursuant to the proxies in accordance with their judgment in such matters.

         All shareholders are asked to promptly return their proxy in order that the necessary vote may be present at the meeting. We respectfully request that you sign and return the accompanying proxy card at your earliest convenience.


By order of the Board of Directors,
Dated March 22, 1999


Philip R. Halverson

Philip R. Halverson
Vice President, General Counsel
and Secretary

      "Printed with soy based inks on recycled paper containing at least 10 percent fibers from paper recycled by consumers."

                   [RECYCLE LOGO] [LOGO PRINTED WITH SOY INK]

                            [LOGO OF MINNESOTA POWER]



[LOGO OF MINNESOTA POWER]                     PROXY CARD AND VOTING INSTRUCTIONS
    Minnesota Power, Inc., 30 West Superior Street, Duluth, Minnesota 55802-2093
--------------------------------------------------------------------------------
          This Proxy is Solicited on Behalf of the Board of Directors.

Edwin L. Russell and Philip R. Halverson or either of them, with power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of Minnesota Power stock owned by the undersigned at the Annual Meeting of Shareholders to be held in the auditorium at the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, at 10:00 a.m. on Tuesday, May 11, 1999, or any adjournments thereof, with respect to the election of Directors, the appointment of independent accountants, the approval of amendments to the Company's Executive Long-Term Incentive Compensation Plan and reservation of additional shares, and any other matters as may properly come before the meeting.

This Proxy confers authority to vote each proposal listed on the other side unless otherwise indicated. If any other business is transacted at said meeting, this Proxy shall be voted in accordance with the best judgment of the Proxies. The Board of Directors recommends a vote "FOR" each of the listed proposals. This Proxy is solicited on behalf of the Board of Directors of Minnesota Power and may be revoked prior to its exercise. Please mark, sign, date and return this Proxy card using the enclosed envelope. Shares cannot be voted unless this Proxy card is signed and returned, or other specific arrangements are made to have the shares represented at the meeting. By returning your Proxy promptly, you may help save the costs of additional Proxy solicitations.

                      See reverse for voting instructions.

                                                       COMPANY #
                                                       CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE -  1-800-240-6326 - QUICK *** EASY *** IMMEDIATE
- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.
- Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -  http://www.eproxy.com/mpl/ - QUICK *** EASY *** IMMEDIATE
- Use the Internet  to vote  your  proxy  24  hours a day,  7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Minnesota Power, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.


      If you vote by Phone or Internet, Please do not mail your Proxy Card

                               Please detach here
--------------------------------------------------------------------------------

          The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of Directors:
   01 Brekken   05 Mayer      09 Smith       / / Vote FOR      / / Vote WITHHELD
   02 Cragun    06 Rajala     10 Stender         all nominees      from all
   03 Evans     07 Russell    11 Wegmiller                         nominees
   04 Johnson   08 Sandbulte

(Instructions: To withhold authority to vote for any indicated
nominee, write the number(s) of the nominee(s) in the box
provided to the right.)
                                                           ---------------------


2. Appointment of PricewaterhouseCoopers LLP
   as independent accountants.      / / FOR       / / AGAINST       / / ABSTAIN


3. Approve amendments to the Company's
   Executive Long-Term Incentive Compensation
   Plan and reservation of additional shares. / / FOR   / / AGAINST  / / ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---


Address Change? Mark Box / / Indicate changes below: Date:               , 1999
                                                          ---------------





                                                    ----------------------------
                                                    Signature(s) in Box
                                                    Please sign exactly as your
                                                    name(s) appear on Proxy. If
                                                    held in joint tenancy, all
                                                    persons must sign. Trustees,
                                                    administrators, etc., should
                                                    include title and authority.
                                                    Corporations should provide
                                                    full name of corporation and
                                                    title of authorized officer
                                                    signing the proxy.

                                                     April     , 1999


Dear Shareholder:

         We have not yet received your proxy vote that was sent to you on March 22, 1999 with Minnesota Power's 1999 Notice and Proxy Statement. Please take the time to vote the enclosed copy of your proxy using one of the three options available to you:

1. Mail - Complete the enclosed duplicate proxy card and return it in the self-addressed stamped envelope;

2. Telephone - Call the 800 number listed on the proxy card and follow the instructions; or

3. Internet - Log onto the web site listed on the proxy card and follow the instructions.

         We again extend to you a cordial invitation to attend Minnesota Power's Annual Meeting of Shareholders to be held in the auditorium of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota on Tuesday, May 11, 1999 at 10:00 a.m.

         Your prompt response will be appreciated.


                                                     Sincerely,



                                                     Philip R. Halverson


Enclosures